Hartman vREIT XXI, Inc. Announces Planned Changes
to Increase Liquidity and Transparency for Investors

On March 1, 2019, Hartman vREIT XXI, Inc. (vREIT XXI or the “Company”) announced that on January 29, 2019, the Board of Directors (Board) for vREIT XXI agreed to make several changes (and consider others) to the program, as detailed below.
The Board agreed to the following:

•
changing the initial offering price (currently $10 per class A share and $9.60 per class T share, without application of any discounts) to the net asset value (NAV) per share as to be determined by the Board as of December 31, 2018;

•
amending the share redemption program to allow redemptions at NAV for shares held for three years or more and removing the graduated redemption price discount (relative to the initial offering price of $10 per share) for redemptions for shares held between one and five years; and

•	changing the distribution allocation between cash and stock for class A shares and class T shares.
“We believe these changes will make the program more attractive by increasing liquidity and transparency while mitigating the effects of dilution to existing investors,” said Al Hartman, Chief Executive Officer and Chairman.
The changes to the purchase price and the redemption price to the NAV per share will occur no later than 30 days after the Board determines the new estimated NAV per share as of 12/31/2018. The changes to the holding period and graduated redemption price discount will be effective when the Securities and Exchange Commission (SEC) declares the amended registration statement effective. The amended registration statement will be filed with the SEC during the first quarter of 2019.
The Board agreed to honor sales of Class A shares at $10.00 and Class T shares at $9.60 for all sales made no later than 30 days after the board determines the NAV per share as of 12/31/2018. All sales made after 30 days of the board’s determination of the NAV as of 12/31/2018 will be made at the NAV as of December 31, 2018, pending the SEC declaring the amended registration statement effective.
The Board also voted to change the distribution allocation between cash and stock. Beginning with the distributions to be paid in February 2019, the annualized distribution rate of 7.5% will remain unchanged, but will consist of 6.0% in cash (previously 5.5%) and 1.5% in stock (previously 2%) for Class A shares. The annualized distribution rate of 6.5% for Class T shares will remain unchanged, but will consist of 5.0% in cash (previously 4.5%) and 1.5% in stock (previously 2%).
Important Note about the Redemption Plan. Redemptions of shares of common stock, when requested, are at the Company’s sole discretion and generally will be made quarterly. The number of shares redeemed during any calendar year is limited to 10% of the number of shares of common stock outstanding on December 31 of the previous calendar year. In addition, The Company is only authorized to redeem shares using proceeds from the distribution reinvestment plan plus 1% of the operating cash flow from the previous fiscal year (to the extent positive) and any additional operating funds, if any, as the Board in its sole discretion may reserve for this purpose. Due to these limitations, the Company cannot guarantee that it will be able to accommodate all redemption requests.
About Hartman vREIT XXI
Hartman vREIT XXI is a Texas-centric real estate investment company formed to acquire, develop and operate a diverse portfolio of value-oriented commercial properties—those with significant potential for growth in income and value from re-tenanting, repositioning, redevelopment, and operational enhancements. For additional information about these investments, please visit HartmanREITs.com.
About Hartman
Hartman has extensive experience acquiring, owning, managing and leasing commercial office, retail, light industrial and warehouse properties located in Texas. Since 1983, Hartman and its affiliated entities (including founder, Allen R. Hartman) have sponsored 23 programs and acquired interests in more than 90 real assets totaling approximately $660 million as of December 31, 2017.
This material contains forward-looking statements regarding the business and financial outlook of Hartman vREIT XXI and its advisors that are based on management’s current expectations, estimates, forecasts and projections and are not guarantees of future performance. Actual results may differ materially from those expressed in these statements, and you should not place undue reliance on any such statements. A number of important factors could cause actual results to differ from the statements contained in this material. Forward-looking statements speak only as of the date on which such statements were made and we undertake no obligation to update any such statements that may become untrue as a result of subsequent events.
THIS IS NEITHER AN OFFER TO SELL NOR A SOLICITATION OF AN OFFER TO BUY ANY SECURITIES DESCRIBED HEREIN OR DESCRIBED ELSEWHERE. AN OFFERING IS MADE ONLY BY PROSPECTUS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION (“SEC”) OR PURSUANT TO A VALID EXEMPTION. A COPY OF THE CURRENT PROSPECTUS OR OFFERING DOCUMENT MUST BE MADE AVAILABLE TO YOU IN CONNECTION WITH ANY OFFERING AND SHOULD BE READ IN ORDER TO MORE FULLY UNDERSTAND THE IMPLICATIONS AND RISKS OF THE OFFERING TO WHICH IT RELATES. NON-TRADED REIT INVESTMENTS ARE NOT SUITABLE FOR ALL INVESTORS. INFORMATION ABOUT INVESTING IN A SPECIFIC NON-TRADED REIT MUST BE ACCOMPANIED BY A PROSPECTUS, WHICH SHOULD BE READ PRIOR TO INVESTING.
Neither the SEC nor any other U. S. state or federal regulator has passed on or endorsed the merits of any offering or securities described herein or confirmed the adequacy or accuracy of the prospectus. Any representation to the contrary is unlawful.
All information contained in this material is qualified in its entirety by the terms of a current prospectus. Investors should consider a program’s investment objectives, risks, charges and expenses before investing. The achievement of any goals is not guaranteed. For more complete information about investing in any program, including risks, charges and expenses, refer to the program’s prospectus. Securities offered through D.H. Hill Securities, LLLP, Member FINRA/SIPC, 1543 Green Oak Place, Suite 100, Kingwood, TX 77339. 800.880.2212.